Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 21, 2019, in the Registration Statement on Form S-1 and related Prospectus of Turning Point Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

March 21, 2019